Exhibit 5.1

DLA Piper LLP (US) 200 South Biscayne Boulevard Suite 2500 Miami, Florida 33131-5341 www.dlapiper.com T: 305.423.8500 F: 305.437.8131

April 15, 2022

Fast Radius, Inc.

113 N. May Street

Chicago, Illinois 60607

Ladies and Gentlemen:

As legal counsel for Fast Radius, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 16,802,058 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which consists of (i) 14,652,058 Shares that may be issued pursuant to the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) and (ii) 2,150,000 Shares that may be issued pursuant to the Company’s 2022 Employee Stock Purchase Plan (together with the 2022 Plan, the “Plans”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectuses; (b) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; (c) the Plans and the forms of agreements thereunder; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion concerning any law other than the corporation laws of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal law of the United States.

On the basis of the foregoing, we are of the opinion that, assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the Plans, (ii) the consideration, if any, required to be paid in connection with the issuance of Shares is actually received by the Company as provided in the Plans and the agreements thereunder, and (iii) such Shares are duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)